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September 16, 2016

Barnes & Noble Education, Inc.
120 Mountain View Boulevard
Basking Ridge, NJ 07920

Re:	Barnes and Noble Education, Inc. Equity Incentive Plan

Ladies and Gentlemen:
We have acted as counsel to Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 4,000,000 shares of Common Stock, $0.01 par value (the “Shares”) issuable under the Barnes & Noble Education, Inc. Equity Incentive Plan (the “Plan").
We have examined the Plan and such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based solely thereon, we are of the opinion that the Shares available for issuance under the Plan, when issued pursuant to the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of our firm in Item 5 of Part II to the Registration Statement.
Very truly yours,

/s/ Baker & Hostetler, LLP